Exhibit 10.1

TechCFO

Consulting Services Agreement

Services performed by TechCFO - San Francisco, LLC are governed by the general terms and conditions attached.  Agreement to the terms and conditions is indicated by specification of the required information below and signature of authorized agents for both TechCFO - San Francisco, LLC, and World Poker Tour Enterprises, Inc. (hereinafter, “Client”).

Effective Date of this Agreement:	September 2, 2009
Termination Date of this Agreement:	December 31, 2009

Client Executive Contact:		TechCFO – San Francisco Client Executive:

Name:	Steve Lipscomb	Name:	John Simonelli

Address:	5700 Wilshire Boulevard, Ste 350 Los Angeles, CA 90036	Address:	2644 Sundance Court Walnut Creek, CA 94598

Telephone:	323-330-9844	Telephone:	925-330-2442

Email:	slipscomb@worldpokertour.com	Email:	john.simonelli@techcfo.com

Executed by Client:		Executed by TechCFO – San Francisco, LLC:

Signature:	/s/ Adam Pliska	Signature:	/s/ John Simonelli

Date:	September 1, 2009	Date:	September 2, 2009

Printed Name:	Adam Pliska	Printed Name:	John Simonelli

Title:	General Counsel	Title:	Managing Director

Confidential	September 2009

Terms and Conditions

1.              Consulting Services

TechCFO — San Francisco, LLC (“TechCFO”) will provide consulting services ordered by Client under the terms and conditions of this Consulting Services Agreement (Agreement) and any relevant proposal or work order.  Any changes to the Agreement shall be documented and approved by TechCFO and Client in writing and attached to the Agreement.  Scheduled service dates will be agreed upon mutually, subject to availability of TechCFO personnel.

2.              Status of Parties

TechCFO and its principals, employees, agents and subcontractors (collectively, “Consultants”) shall be, and at all times during this Agreement shall remain, an independent contractor vis-à-vis the Client.  Consultants shall not have any rights to the Client’s usual employee fringe benefits, including, but not limited to, worker’s compensation benefits, and in no event is any contract of agency or employment intended.  Except to the extent authorized by the Client’s Board of Directors, Consultants shall have no authority to bind, obligate or commit the Client by any agreement, promise or representation in any manner whatsoever.

3.              Incidental Expenses

For any onsite services requested by Client, Client shall reimburse TechCFO for actual, reasonable travel, lodging and out-of-pocket expenses incurred to the extent not previously agreed as part of overall fees.  Travel expenses shall be in accordance with Client’s standard travel policy.  Invoices shall reflect this policy.

4.              Fees, Invoicing and Payments

TechCFO’s fees will be $8,000 per month, which shall not be inclusive of recurring travel expenses for commuting from Northern California to the Client’s offices, which shall be borne by Client.  The fees are subject to periodic adjustment as may be agreed by the parties to reflect any change in scope of the consulting services.  The initial services will encompass normal course, part-time CFO activities for the Client and are expected to require approximately 6 days per month.  These services will be performed through a combination of onsite and offsite efforts with the allocation to be determined between TechCFO and Client over the course of the Term.

Invoices will normally be issued on a monthly basis, unless otherwise provided.  Fees for services shall be payable when invoiced, and shall be deemed overdue if they remain unpaid 31 days after the date of invoice.  If Client’s procedures require that an invoice be submitted against a purchase order before payment can be made, Client will be responsible for issuing such purchase order 30 days before the payment due date.  Payments are due regardless of any third party action or responsibilities.

Remit to Address:	TechCFO, LLC
1911 Grayson Highway, Suite 8/122
Grayson, GA 30017

5.              Term of Agreement

The term of this Agreement shall be through December 31, 2009, and shall renew for subsequent one year terms unless TechCFO is notified by Client in writing a minimum of thirty (30) days prior to the expiration of the then-current term.  TechCFO agrees that John Simonelli shall be subject to a background investigation and if the Client’s Board of Directors deems the outcome of the investigation problematic with the continued engagement of Mr. Simonelli in its good faith discretion, Client may terminate this Agreement without further obligations going forward (other than any outstanding Fees due and owing TechCFO at the time of termination).

6.              Client Obligations

As part of this engagement, you will furnish or make available any company financial information and provide access to necessary personnel required to complete the engagement.  Our fees are based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the engagement.  Other resources, such as Internet access while present on Client premises and adequate work space facilities, shall be as agreed with Client.  If significant unexpected circumstances occur, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs.

7.              Changes in Scope

Any changes in scope shall be mutually agreed upon prior to commencement of the change.  This includes any required changes in funding and schedule.  TechCFO will provide an estimate for the change in a timely manner and the Client shall approve or disapprove this change in a timely manner.

8.              Taxes

The fees quoted do not include taxes.  If TechCFO is required to pay any federal, state, or local taxes based on the services provided under this Agreement, such taxes, except taxes based on TechCFO’s income, shall be billed to and paid by the Client.  It is currently contemplated that TechCFO’s services are of that of an independent contractor and no taxes shall be due.

9.              Rights to Work Product

With the exception of all tools, business processes or work products brought into the engagement by TechCFO, all deliverables under this Agreement shall be considered works-made-for-hire (“Deliverables”) and all ownership rights relating to the Deliverables shall vest in Client.  Nothing herein shall be construed to grant TechCFO any right or license to use the confidential, proprietary information of Client.

10.       Warranty

TechCFO warrants that its services hereunder will be of a professional quality, conforming to generally accepted industry standards and practices.  Any modifications made to product or services provided by TechCFO that are not authorized and executed by TechCFO, or the original manufacturer, shall void the warranty.

11.       Limitations on Warranty

The warranty above is exclusive and in lieu of all other warranties, whether express or implied, including the implied warranties of merchantability and fitness for a particular purpose.  The stated warranty is valid for a period of thirty (30) days from the date of task completion or until the client acceptance document, if applicable, is executed, whichever occurs earlier.  Should the client acceptance document not be executed within thirty (30) days of the completion, the task shall be deemed accepted.

12.       Exclusive Remedy

For any breach of the above warranty, Client’s exclusive remedy, and TechCFO’s entire liability, shall be the reperformance of the services.  In order to receive warranty remedies, deficiencies in the services must be reported to TechCFO in writing within 90 days of completion of those services.  If TechCFO is unable to perform the services as warranted within 45 days after notification, Client shall be entitled to recover the fees paid to TechCFO for such deficient services.

13.       Termination of Agreement

Either party can terminate this Agreement without cause upon thirty (30) days written notice to the other party prior to the expiration of the then-current term.  Either party can terminate this Agreement for cause if either party considers the other party is not performing its obligations according to this Agreement and provides written notice to the other party of such non-performance.  The party receiving such written notice will have fifteen (15) days from the date of notice receipt to correct the situation.  If this situation is not corrected, the Agreement can be terminated immediately upon written notice.  Client is obligated and agrees to pay for services provided through the date of termination.

14.       TechCFO Consultants

TechCFO warrants that all Consultants sent to the Client facility will act in accordance with good business ethics and behaviors.  Additionally, TechCFO will ensure that all Consultants assigned to the Client will be fully qualified to perform the task contracted for.  If for any reason the Client feels that the TechCFO Consultant is not technically qualified, TechCFO will investigate the claim and provide substitute Consultant to the Client at no additional cost.  If the Client requests a TechCFO Consultant be replaced for any reason other than job performance, a cost may be incurred.  This cost will be mutually agreed to at the time.

15.       Force Majeure

Neither party shall be responsible for any failure to perform or delay in performing any of its obligations under this Agreement where and to the extent that such failure or delay results from causes outside the reasonable control of the party.  Such causes shall include, without limitation, Acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, civil commotions, or the like.  Notwithstanding the above, strikes and labor disputes shall not constitute an excusable delay for either party under this Agreement.

16.       Non-Solicitation of Employees

Each party agrees not to solicit, offer or promise employment or employ the other party’s personnel during and for a period of one (1) year following termination of this Agreement for any reason, unless written consent is received from the non-hiring party.

17.       Limitation of Liability

In no event shall either party be liable for any indirect, incidental, special or consequential damages, including loss of profits, revenues, data, or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages.  TechCFO’s liability for damages hereunder shall in no event exceed the amount of fees paid by Client under this Agreement for the relevant services.

18.       Indemnification

Client shall indemnify and hold TechCFO harmless against any and all third party claims, costs, expenses, losses and liabilities claimed by third parties, arising out of the products or services referenced in this Agreement.

19.       Nondisclosure

By virtue of this Agreement, the parties may have access to information that is confidential to one another (“Confidential Information.”) For purposes of this Agreement, “Confidential Information” may include, but is not limited to, information regarding proprietary products, potential product and/or service offerings, source code, documentation, customer names, customer data, business plans, financial analysis, future plans and pricing, the marketing or promotion of any product, and business policies and practices.  The parties agree, both during the term of this Agreement and for a period of two years after termination, for any reason, of this Agreement and of all work orders hereunder, to hold each other’s Confidential Information in strict confidence.  The parties agree not to make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information for any purpose other than the performance of this Agreement.  Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed in violation of the provisions of this Agreement, except a disclosure  pursuant to any judicial or government request or order.

20.       Arbitration

Any controversy, dispute or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this agreement, including any claim based on contract, tort, or statute, shall be resolved, at the request of any party to this agreement, by final and binding arbitration conducted at a location determined by the arbitrator in California administered by and in accordance with the then existing rules and procedures of the American Arbitration Association, and judgment upon any reward rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

21.       Notice

Any notice required or permitted to be given by one party to the other shall be deemed to be given when notice is mailed via certified mail with the United States Postal Service with sufficient postage prepaid, or by recognized courier service with verification of delivery, addressed to respective party to whom notice is intended at the address specified above in this Agreement.

22.       Governing Law

This Agreement shall be governed by the laws of the State of California, without regard to its choice of laws rules.  Any dispute arising out of or relating to this Agreement shall be determined by a federal or state court in the State of California, and in no other forum.  The parties hereby submit to the jurisdiction of such courts.

23.       Severability

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced.  In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable.  Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

24.       Entire Agreement

This Agreement constitutes the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the services and developments described herein.  This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.   This Agreement may be executed in counterparts.  Facsimile transmissions of the signature page shall be binding upon the parties.